Exhibit 10.15

Pursuant to Item 601(b)(10)(ii)(A) of Regulation S-B the following is a description of the oral compensation arrangements between Highwater Ethanol, LLC and three of the Officers, also serving as Governors of the Board of Governors.

Compensation Arrangement with Officers and Governors:

Highwater Ethanol, LLC has agreed to pay the following Officers for their time and services related to the organization and development of the Highwater Ethanol, LLC ethanol project: (1) Brain D. Kletscher is paid $2,000 per month for his services as President and a Governor, (2) Tim J. Van Der Wal is paid $1,000 per month for his services as Secretary and a Governor, and (3) Jason R. Fink is paid $1,000 for his services as Treasurer and a Governor.

Highwater Ethanol, LLC will continue to compensate these Officers in this fashion until the Board of Governors adopts an alternative compensation plan.